Exhibit 99
						Table I
NAVISTAR FINANCIAL CORPORATION
TRUCK RETAIL NOTE & LEASE LOSSES

		Fiscal Year Ended Oct. 31				Six-month Ended
(In millions of dollars, except ratios)	2001	2002	2003	2004	2005	04/30/06

Gross Retail Note Balances	$2,720	$2,529	$2,535	$2,827	$3,328	$3,503
Gross Lease Balances	531	453	365	328	298	309
Gross Balance Outstanding at
end of Period	$3,251	$2,982	$2,900	$3,154	$3,626	$3,812
Percentage of Gross Balance
Outstanding 31-60 days at end of Period (2)	3.81%	2.57%	2.41%	1.95%	1.10%	0.98%
Outstanding over 60 days at end of Period	1.16%	0.54%	0.38%	0.31%	0.37%	0.35%

Average gross balance of retail	$3,456	$3,064	$2,873	$2,944	$3,341	$3,717
notes and leases

Net losses (recoveries):
NFC	$23.4	$19.8	$14.7	$10.5	$6.8	$3.3
ITEC	37.3	38.2	24.1	10.4	6.6	1.9
Combined	$60.7	$58.0	$38.8	$20.9	$13.4	$5.3

Liquidations minus net losses:	$1,503	$1,435	$1,338	$1,318	$1,355	$729

Net losses (recoveries) as a percentage of liquidations
minus net losses:
NFC	1.56%	1.38%	1.10%	0.80%	0.50%	0.45%
ITEC	2.48%	2.66%	1.80%	0.79%	0.49%	0.27%
Combined	4.04%	4.04%	2.90%	1.59%	0.99%	0.72%

Net losses (recoveries) as a percentage of average gross
balance:
NFC	0.68%	0.65%	0.51%	0.36%	0.20%	0.18%
ITEC	1.08%	1.25%	0.84%	0.35%	0.20%	0.10%
Combined	1.76%	1.90%	1.35%	0.71%	0.40%	0.28%

Repossessions as a percentage of average gross balance	4.47%	2.88%	2.86%	1.42%	0.86%	0.62%

(2) Retail notes only

The financial data presented in this package for the 2005 fourth quarter and the 2006 first and second quarter are preliminary and unaudited and are subject to change based on the completion of Navistar International Corporation’s on-going review of accounting matters, the completion of the NFC’s and NIC’s 2005 fourth quarter and 2006 first quarter and second quarter financial statements.

						Table II
NAVISTAR FINANCIAL CORPORATION
SERVICED WHOLESALE NOTES & ACCOUNTS

(In millions of dollars, except ratios)		Fiscal Year Ended Oct. 31				Six-month Ended
Wholesale Past Due Data	2001	2002	2003	2004	2005	04/30/06

Serviced Wholesale Notes Past Due
Wholesale Notes Past Due Over One Month	$7.1	$4.5	$2.4	$1.2	$1.0	$1.4
Wholesale Accounts Past Due 2nd Month & Over	9.2	5.0	5.2	3.7	4.2	3.3
Total Wholesale Past Due	16.3	9.5	7.6	4.9	5.2	4.7

Serviced Wholesale Note Balance	817.4	839.3	860.7	1,305.6	1,472.1	1,657.6
Wholesale Accounts Balance	78.4	75.0	83.4	78.8	87.4	85.3
Total Wholesale Notes & Accounts Balance	895.7	914.2	944.0	1,384.5	1,559.6	1,742.9

Rolling 3 Month Past Due	66.7	30.8	29.5	16.8	14.9	11.3
Rolling 3 Month Balance	2,550.6	2,563.9	2,764.8	3,670.1	4,387.7	5,088.8

Total Past Due as a percentage of Total Balance (3 month rolling)	2.62%	1.20%	1.07%	0.46%	0.34%	0.22%

% of Wholesale Balance (per month)
Wholesale Notes	0.87%	0.53%	0.28%	0.09%	0.07%	0.08%
Wholesale Accounts	11.75%	6.67%	6.23%	4.68%	4.75%	3.83%

Wholesale Notes Loss to Liquidation Data

Net Wholesale Note Loss (Recoveries)	$0.3	$(0.5)	$-	$-	$-	$-
Net Liquidations	256.4	292.8	325.6	374.7	470.4	443.3

12 Month Rolling Losses	0.6	(0.1)	0.1	-	-	-
12 Month Rolling Liquidations	3,100.3	2,933.5	3,147.6	3,867.4	5,129.9	5,326.1

12 month rolling Loss to Liquidation	0.02%	0.00%	0.00%	0.00%	0.00%	0.00%

13 Month Average Serviced Wholesale Notes Balance	961.5	763.8	869.0	1,002.0	1,309.8	1,439.8
13 Month Average Wholesale Notes Liquidations	262.4	245.4	264.6	322.5	423.4	440.6

The financial data presented in this package for the 2005 fourth quarter and the 2006 first and second quarter are preliminary and unaudited and are subject to change based on the completion of Navistar International Corporation’s on-going review of accounting matters, the completion of the NFC’s and NIC’s 2005 fourth quarter and 2006 first quarter and second quarter financial statements.

For purposes of the tables set forth above:

• “Gross Retail Note Balance” means, (a) with respect to a retail note as of a specified date, the unpaid principal balance thereof as of such date plus for a retail note classified by Navistar Financial Corporation, as servicer, as a “finance charge included contract,” the finance charges included in the payments due on or after such date and (b) with respect to a retail lease, the aggregate remaining periodic rental payments plus the residual payment, which, for such purposes, shall be assumed to be made on the last day of the lease term.

• “Gross Balance Outstanding” means the aggregate Gross Balance for all retail notes and retail leases owned or serviced by Navistar Financial Corporation that have installments past due by the indicated number of days (other than liquidating receivables).

• “Liquidations” means, with respect to the related period, the aggregate Gross Balance of receivables outstanding at the beginning of the period plus the aggregate Gross Balance of receivables acquired during the period, minus the aggregate Gross Balance of receivables outstanding at the end of the period.

• “Net Losses” means, (a) with respect to all retail notes written off during the period, the sum of the unpaid principal balances thereof plus accrued and unpaid interest at the time of repossession of the truck(s), truck chassis, bus(es) or trailer(s) securing all the written-off retail notes, net of all recoveries with respect to those retail notes and (b) with respect to all retail leases written off during the period, the outstanding capitalized cost plus accrued and unpaid interest at the annual percentage rate of those retail leases at the time of repossession, net of all recoveries with respect to such retail leases.

• “Serviced Wholesale Notes” means (a) all outstanding wholesale notes which NFC or any other Subsidiary owns at such time or which NFC or any other subsidiary has sold and continues to have an economic interest in (through ownership of a seller certificate, a right to receive payment of deferred purchase price, an undivided interest in the trust, etc) at such time or (b) the unpaid balances thereof.

• “Past Due Serviced Wholesale Notes” means the aggregate unpaid balance at the end of such month of all serviced wholesale notes (or installments thereof) which are mote than one month past due at the end of such month.

The financial data presented in this package for the 2005 fourth quarter and the 2006 first and second quarter are preliminary and unaudited and are subject to change based on the completion of Navistar International Corporation’s on-going review of accounting matters, the completion of the NFC’s and NIC’s 2005 fourth quarter and 2006 first quarter and second quarter financial statements.